Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Caroline Felix
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8980
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER OF FISCAL YEAR 2026 FINANCIAL RESULTS

Net Sales Increased 26.6% and Gross Profit Increased 42.4%

in the Second Quarter of Fiscal 2026 Compared to Same Period in Prior Year

Roanoke, Va., June 8, 2026 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter of fiscal year 2026 ended April 30, 2026.

Second Quarter 2026 Financial Results

Consolidated net sales for the second quarter of fiscal year 2026 increased 26.6% to $22.2 million, compared to $17.5 million for the same period in the prior year. OCC experienced an increase in net sales in both its enterprise and specialty markets during the second quarter of fiscal year 2026, compared to the second quarter of fiscal year 2025. Sequentially, net sales for the second quarter of fiscal year 2026 increased 35.2% compared to $16.4 million for the first quarter of fiscal year 2026.

OCC continues to see revenue growth and future growth opportunities in its targeted market sectors, both domestically and internationally – with robust demand from customers and end-users in the Company’s enterprise, data center and severe duty market sectors.

Optical Cable Corp. – Second Quarter 2026 Earnings Release

Net sales to customers in the United States increased 21.2% and net sales to customers outside of the United States increased 45.3% in the second quarter of fiscal year 2026, compared to the same period last year.

At the end of the second quarter of fiscal year 2026, the Company’s sales order backlog/forward load increased to $13.3 million when compared to $10.4 million as of January 31, 2026 (an increase of more than 27%), and when compared to $7.3 million as of October 31, 2025 (an increase of more than 82%).

Gross profit increased 42.4% to $7.6 million in the second quarter of fiscal year 2026, compared to $5.3 million for the same period in fiscal year 2025, due to increased volumes and the resulting positive impact of OCC’s manufacturing operating leverage. Gross profit margin, or gross profit as a percentage of net sales, increased to 34.2% in the second quarter of fiscal year 2026, compared to 30.4% in the second quarter of fiscal year 2025.

SG&A expenses increased to $6.3 million in the second quarter of fiscal year 2026, compared to $5.7 million for the second quarter of fiscal year 2025, primarily due to increases in employee and contracted sales personnel-related costs and shipping costs. SG&A expenses as a percentage of net sales were 28.2% in the second quarter of fiscal year 2026, compared to 32.7% in the second quarter of fiscal year 2025 – the positive impact of the Company’s SG&A operating leverage.

For the second quarter of fiscal year 2026, OCC recorded net income of $1.1 million, or $0.12 per basic and diluted share, compared to a net loss of $698,000, or $0.09 per basic and diluted share, for the second quarter of fiscal year 2025.

Fiscal Year-to-Date 2026 Financial Results

Consolidated net sales for the first half of fiscal year 2026 were $38.6 million, an increase of 16.1% compared to net sales of $33.3 million for the first half of fiscal year 2025, driven by sales increases in both the Company’s enterprise and specialty markets.

Net sales to customers in the United States increased 11.4% and net sales to customers outside of the United States increased 32.4% in the first half of fiscal year 2026, compared to the same period last year.

OCC reported gross profit of $13.0 million in the first half of fiscal year 2026, an increase of 30.1% compared to gross profit of $10.0 million in the first half of fiscal year 2025. Gross profit margin was 33.5% in the first half of fiscal year 2026, compared to 29.9% for the same period in fiscal year 2025.

SG&A expenses increased 5.6% to $11.8 million during the first half of fiscal year 2026, compared to $11.2 million for the first half of fiscal year 2025, primarily due to increases in employee and contracted sales personnel-related costs and shipping costs.

OCC recorded net income of $657,000, or $0.07 per basic and diluted share, for the first half of fiscal year 2026, compared to a net loss of $1.8 million, or $0.23 per basic and diluted share, for the first half of fiscal year 2025.

Optical Cable Corp. – Second Quarter 2026 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Following a solid start to the year, OCC continued to advance its strong growth and momentum – delivering year-over-year increases of 26.6% in net sales and 42.4% in gross profit during the second quarter of fiscal 2026. Our net sales increase was largely driven by strength in OCC’s enterprise, data center and severe duty markets, and our manufacturing operating leverage contributed to the disproportionate increase in gross profit during the second quarter. As we look to the second half of the year, we are confident in OCC’s ability to capitalize on our momentum and our continuing opportunities for growth. We remain focused, as always, on the disciplined execution of our strategy and delivering value for our shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 8, 2026, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (833) 316-1983 in the U.S. or (785) 838-9310 internationally, Conference ID: OCCQ226. For interested individuals unable to join the call, a replay will be available through Monday, June 15, 2026, by dialing (800) 753-9134 or (402) 220-2678. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and data center markets and various harsh environment and specialty markets (collectively, the non-carrier markets), and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s product solutions offerings cover a broad range of applications—from commercial, enterprise network, data center, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, renewable energy and broadcast applications.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Dallas facility is also MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Optical Cable Corp. – Second Quarter 2026 Earnings Release

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2026 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2026	2025	2026	2025

Net sales	$22,214	$17,550	$38,645	$33,292
Cost of goods sold	14,619	12,215	25,681	23,331

Gross profit	7,595	5,335	12,964	9,961

SG&A expenses	6,270	5,743	11,828	11,203
Royalty expense, net	7	7	13	13
Amortization of intangible assets	14	14	28	27

Income (loss) from operations	1,304	(429)	1,095	(1,282)

Interest expense, net	(235)	(249)	(445)	(513)
Other, net	(10)	(5)	(10)	16
Other expense, net	(245)	(254)	(455)	(497)

Income (loss) before income taxes	1,059	(683)	640	(1,779)

Income tax expense (benefit)	4	15	(17)	26

Net income (loss)	$1,055	$(698)	$657	$(1,805)

Net income (loss) per share:
Basic and diluted	$0.12	$(0.09)	$0.07	$(0.23)

Weighted average shares outstanding:
Basic and diluted	8,832	7,798	8,850	7,810

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Optical Cable Corp. – Second Quarter 2026 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30,	October 31,
	2026	2025
Cash	$146	$238
Trade accounts receivable, net	11,078	10,281
Inventories	21,271	19,802
Other current assets	454	435
Total current assets	32,949	30,756
Non-current assets	9,462	9,304
Total assets	$42,411	$40,060

Current liabilities	$15,848	$16,853
Non-current liabilities	4,326	1,633
Total liabilities	20,174	18,486
Redeemable restricted common stock	7,013	5,067
Total shareholders’ equity	15,224	16,507
Total liabilities, redeemable restricted common stock and shareholders’ equity	$42,411	$40,060

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